Filing Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-90660


                  Prospectus Supplement Dated December 11, 2002

                                 IBX Group, Inc.

                        2,000,000 Shares of Common Stock

         This prospectus supplement supplements the prospectus dated June 24, 2002 of IBX Group, Inc. relating to the public offering and sale by the selling security holder described below. This prospectus relates to 2,000,000 shares of our common stock that may be offered by certain selling security holders, issuable upon the exercise of currently outstanding warrants with an exercise price of $.10 per share. The warrants were acquired from an existing selling shareholder. This prospectus supplement contains information on ownership of common stock beneficially owned and offered. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

         The purchase of our common stock involves a high degree of risk. You should purchase the shares only if you can afford a complete loss of your investment. Please see "Risk Factors" beginning on page 5 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The table and related notes, and the paragraphs immediately following the table and related notes, appearing in the prospectus under the heading "Selling Shareholders" are amended by the addition of the following table and related notes, and the following paragraph immediately following the table and related notes:

---------------------------   ----------------   --------   --------------   --------------   --------
                              Number of Shares   % Owned                       Number of      % Owned
                                   Owned          Before                      Shares Owned     After
Name of Selling Shareholder   Before Offering    Offering   Shares Offered   After Offering   Offering
---------------------------   ----------------   --------   --------------   --------------   --------
Irv Freiberg                     2,000,000         4.8%        2,000,000            0            -%
---------------------------   ----------------   --------   --------------   --------------   --------
         Total                                                 2,000,000
---------------------------   ----------------   --------   --------------   --------------   --------